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                                                                   Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             LIBERTY SELF-STOR, INC.


         Liberty Self-Stor, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of
Maryland:

         FIRST: The Board of Directors of the Corporation, by their unanimous written consent, duly adopted resolutions setting forth the proposed amendment of the Articles of Incorporation of the Corporation (the "Articles of Incorporation"). The resolution setting forth the proposed amendment is as follows:

         "RESOLVED, that Article II of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE II
                                      NAME
          The name of the Corporation is John D. Oil and Gas Company."

         SECOND: The amendment is limited to a change expressly authorized by section 2-605 of Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment and hereby affirms the foregoing as true under penalty of perjury, as of this 21st day of June, 2005.


LIBERTY SELF-STOR, INC.                                ATTEST:


/s/ Thomas J. Smith                                    /s/ Marc C. Krantz
------------------------------------------             ------------------------
By: Thomas J. Smith                                    By: Marc C. Krantz
Its: President and Chief Operating Officer             Its: Secretary